Exhibit 99.3
This announcement is not an offer, whether directly or indirectly, in Australia, Hong Kong, Japan, New Zealand or South Africa or in any other jurisdiction where such offer pursuant to legislation and regulations in such relevant jurisdiction would be prohibited by applicable law. Shareholders not resident in Sweden who wish to accept the Offer (as defined below) must make inquiries concerning applicable legislation and possible tax consequences. Shareholders should refer to the offer restrictions included in the section titled "Important information" at the end of this announcement and in the offer document which will be published shortly before the beginning of the acceptance period for the Offer. Shareholders in the United States should also refer to the section titled "Special notice to shareholders in the United States" at the end of this announcement.

Press release
May 11, 2022
Philip Morris Holland Holdings B.V., an affiliate of Philip Morris International Inc., announces a recommended cash offer of SEK 106 per share to the shareholders of Swedish Match AB
Philip Morris Holland Holdings B.V.1 ("PMHH"), an affiliate of Philip Morris International Inc. ("PMI"), hereby announces a recommended public offer to the shareholders of Swedish Match AB ("Swedish Match" or the "Company") to tender all shares in Swedish Match2 to PMHH at a price of SEK 106 in cash per share (the "Offer"). The shares in Swedish Match are listed on Nasdaq Stockholm, Large Cap.
Summary
•The shareholders of Swedish Match are offered SEK 106 in cash per share in Swedish Match.3
•The total value of the Offer amounts to approximately SEK 161.2 billion, corresponding to approximately USD 16.0 billion4.
•The price offered for the shares represents a premium of 39.4 percent compared to the closing share price of SEK 76.06 on May 9, 2022; 39.7 percent compared to the volume-weighted average trading price of SEK 75.86 during the last 30 trading days ended on May 9, 2022; and 46.6 percent compared to the volume-weighted average trading price of SEK 72.33 during the last 90 trading days ended on May 9, 2022.
•The board of directors of Swedish Match recommends that Swedish Match's shareholders accept the Offer. The recommendation is supported by a fairness opinion provided by SEB Corporate Finance, Skandinaviska Enskilda Banken AB (publ) ("SEB Corporate Finance").
•An offer document regarding the Offer is expected to be made public on or around June 22, 2022. The acceptance period in the Offer is expected to commence on or around June 23, 2022 and expire on or around September 30, 2022.

1 A Dutch private limited liability company (Besloten Vennootschap), with corporate registration number 20028955 and corporate seat in Bergen op Zoom, the Netherlands, indirectly wholly-owned by PMI.
2 Excluding any treasury shares held by Swedish Match (currently 4,285,810 shares).
3 Corresponding to approximately USD 10.54 per share, based on a USD/SEK exchange rate of 10.0564 as of May 10, 2022.
4 Based on a USD/SEK exchange rate of 10.0564 as of May 10, 2022.

•The Offer is conditional upon the Offer being accepted to such extent that PMHH becomes the owner of shares representing more than 90 percent of the total number of outstanding shares in Swedish Match (on a fully diluted basis). Further, the Offer will be made on the terms and subject to the conditions 2 – 7 set out below in this announcement.
Jacek Olczak, Chief Executive Officer of PMI, comments:
"We are pleased to announce this exciting next step in Philip Morris International's and Swedish Match's trajectory toward a smoke-free future. Underpinned by compelling strategic and financial rationale, this combination would create a global smoke-free champion—strengthened by complementary geographic footprints, commercial capabilities and product portfolios—and open up significant platforms for growth in the U.S. and internationally. Swedish Match's dedicated employees and management have steadfastly pursued the company's vision of a world without cigarettes, while delivering very strong results. We look forward to building upon this success and joining forces to accelerate our shared smoke-free mission."
Background and reasons for the Offer
In 2016, PMI announced its new mission to replace cigarettes with science-based, less harmful alternatives as soon as possible—to the benefit of people who smoke, public health, PMI, and society. The proof of PMI's commitment to this mission and strong progress to date is undeniable: In 2015, essentially all of PMI's net revenues came from cigarettes. In 2021, nearly 30 percent came from smoke-free products. By 2025, PMI aims to be a predominantly smoke-free company, with more than half of its net revenues coming from such products.
While cigarettes represent PMI's past and are part of its present, they do not represent its future. Since 2008, PMI has invested more than USD 9 billion in researching, developing, and commercializing its smoke-free products. PMI has built world-class scientific assessment capabilities, notably in the areas of preclinical systems toxicology, clinical and behavioral research, as well as post-market studies. And it has met the strictest regulatory requirements for its sector, including in the U.S., where the Food and Drug Administration has authorized versions of PMI's leading heated tobacco product, IQOS, as “modified risk tobacco products” (MRTPs), finding that exposure modification orders for these products are appropriate to promote the public health.
PMI and Swedish Match share a mutual vision of a world without cigarettes and a strong commitment to developing, scientifically substantiating, and responsibly commercializing smoke-free products that are less harmful than cigarettes. PMI values how Swedish Match has relentlessly pursued tobacco harm reduction through its range of smoke-free products; received authorizations for its products via strict regulatory pathways in the U.S.; and reshaped the public health environment in countries such as Sweden and Norway.
As PMI continues to evolve its business for the long term, it believes that the two companies would be a perfect pairing of strategic vision, culture, and enterprise. Together, the companies would be able to create a global, science-led smoke-free champion, combining expertise in heated tobacco and oral nicotine—including multiple MRTP authorizations—as well as PMI's emerging presence in e-vapor products, to switch more adult smokers to better alternatives than the two could achieve as separate companies. Swedish Match would lead the combined company’s oral nicotine business.
The combination with Swedish Match would position PMI to:
•create a comprehensive smoke-free product portfolio globally, underpinned by a leading R&D engine for science, innovation, and growth through the companies' complementary capabilities;
•directly enter and compete in the large, attractive and growing U.S. smoke-free market by: (i) further supporting and developing Swedish Match's oral nicotine portfolio in the U.S. and (ii)

leveraging Swedish Match's substantial operational platform in the U.S. to unlock commercial opportunities across other smoke-free categories in the coming years; and
•drive accelerated global expansion opportunities for Swedish Match's oral nicotine products through PMI's international commercial infrastructure and financial resources.
Therefore, the combination would immediately enhance PMI's already strong growth profile and support additional opportunities in the U.S. and internationally over time. It is also expected to be accretive to adjusted diluted EPS before any synergies, and excluding transaction-related costs as well as the amortization of acquired intangibles. Importantly, Swedish Match's operating cash flow comprises meaningful U.S. dollar net income, thereby improving PMI's currency profile.
The transaction would result in a combined company with a strong balance sheet and leverage of approximately 3x net debt to adjusted EBITDA at closing, with deleveraging anticipated over the next few years. PMI would continue to target strong investment grade credit ratings over time, as a growing and highly cash-generative business. To support deleveraging, PMI has suspended its current three-year share repurchase program, which began in July 2021. PMI remains committed to its progressive dividend policy, while gradually reducing its adjusted diluted EPS payout ratio to around 75% over time.
PMI recognizes that the employees and management team of Swedish Match have built a highly successful business with an excellent track record, and PMI has the utmost respect for them. PMI's current plans for the future business and general strategy, as described above, do not include any material changes with regard to Swedish Match's operational sites, or its management and employees, including their terms of employment. Swedish Match has a complementary organization with a talented, dedicated workforce, excellent culture and a strong base of skills in Sweden, the U.S. and across the world. PMI would intend to nurture this talent and provide additional opportunities as the companies grow together. Importantly, PMI intends to provide compensation and benefits consistent with Swedish Match's current programs, including the Profit Sharing Foundation in Sweden. In addition, PMI intends to preserve and develop Swedish Match's operational presence in Sweden, where much of the Company’s skills base is located, as well as in Richmond, Virginia, the site of the head office for Swedish Match's U.S. Division. PMI has no plans to divest the Lights business.
The Offer
Consideration
The shareholders of Swedish Match are offered SEK 106 in cash per share in Swedish Match.5
American Depositary Shares representing the right to receive shares in Swedish Match in connection with unsponsored American Depositary Receipt programs are not included in the Offer.
If, prior to settlement of the Offer, Swedish Match (i) distributes dividends6 or (ii) in any other way distributes or transfers value to its shareholders, the consideration in the Offer will be reduced accordingly (the “Price Adjustment”). In such circumstances, PMHH may decide to apply such Price Adjustment or invoke condition 7 to completion of the Offer (see below).
No commission will be charged by PMHH in respect of the settlement of the Swedish Match shares tendered to PMHH under the Offer.
Premiums

5 Corresponding to approximately USD 10.54 per share, based on a USD/SEK exchange rate of 10.0564 as of May 10, 2022.
6 Including, for the avoidance of doubt, the resolved dividend payment of SEK 0.93 per share with record date for the payment on November 14, 2022, and expected date for payment through Euroclear Sweden on November 17, 2022.

The price per share in the Offer represents a premium of7:
•39.4 percent compared to the closing share price of SEK 76.06 on May 9, 2022 (the last day of trading prior to market speculation regarding a potential public offer for the Company)8;
•39.7 percent compared to the volume-weighted average trading price of SEK 75.86 for the shares during the last 30 trading days ended on May 9, 2022 (the last day of trading prior to market speculation regarding a potential public offer for the Company)9; and
•46.6 percent compared to the volume-weighted average trading price of SEK 72.33 for the shares during the last 90 trading days ended on May 9, 2022 (the last day of trading prior to market speculation regarding a potential public offer for the Company)10.
Total value of the Offer
The total value of the Offer, based on all outstanding 1,520,714,190 shares11 in Swedish Match, amounts to approximately SEK 161.2 billion.12
Statement from the board of directors of Swedish Match and fairness opinion
The board of directors of Swedish Match has assessed the Offer and informed PMHH that the board of directors of Swedish Match has resolved to recommend that the shareholders of Swedish Match accept the Offer. The board of directors of Swedish Match has further informed PMHH that the board of directors of Swedish Match has obtained a fairness opinion from SEB Corporate Finance, according to which the Offer is fair for Swedish Match's shareholders from a financial perspective.
PMHH's shareholding in Swedish Match
Neither PMHH nor any closely related companies or closely related parties own any shares or other financial instruments in Swedish Match that give financial exposure to Swedish Match's shares at the time of this announcement, nor has PMHH or any closely related companies or closely related parties acquired or taken measures to acquire any shares in Swedish Match or any financial instruments that give financial exposure to Swedish Match's shares during the six months preceding this announcement.
To the extent permissible under applicable law or regulations, PMHH and its affiliates may acquire, or take measures to acquire, shares in Swedish Match in other ways than through the Offer. Information about such acquisitions of shares, or measures to acquire shares, will be disclosed in accordance with applicable laws and regulations.

7 Source for Swedish Match's share prices: Nasdaq Stockholm.
8 Representing a premium of 11.6 percent compared to the closing price of SEK 95.00 on May 10, 2022 (the last day of trading prior to this announcement).
9 Representing a premium of 31.7 percent compared to the volume-weighted average trading price of SEK 80.51 during the last 30 trading days ended on on May 10, 2022 (the last day of trading prior to this announcement).
10 Representing a premium of 43.4 percent compared to the volume-weighted average trading price of SEK 73.94 during the last 90 trading days ended on on May 10, 2022 (the last day of trading prior to this announcement).
11 Excluding any treasury shares held by Swedish Match (currently 4,285,810 shares).
12 Corresponding to approximately USD 16.0 billion, based on a USD/SEK exchange rate of 10.0564 as of May 10, 2022.

Conditions for completion of the Offer
Completion of the Offer is conditional upon:
1.the Offer being accepted to such extent that PMHH becomes the owner of shares representing more than 90 percent of the total number of outstanding shares in Swedish Match (on a fully diluted basis)13;
2.no other party announcing an offer to acquire shares in Swedish Match on terms that are more favorable to the shareholders of Swedish Match than the Offer;
3.with respect to the Offer and completion of the acquisition of Swedish Match, receipt of all necessary regulatory, governmental or similar clearances, approvals, decisions and other actions from authorities or similar, including from competition authorities, in each case on terms which, in PMHH's opinion, are acceptable;
4.neither the Offer nor the acquisition of Swedish Match being rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of a court or public authority, or any similar circumstance;
5.no circumstances having occurred which could have a material adverse effect or could reasonably be expected to have a material adverse effect on Swedish Match's financial position, business or operation, including Swedish Match's sales, results, liquidity, equity ratio, equity or assets;
6.no information made public by Swedish Match, or otherwise made available to PMHH by Swedish Match, being inaccurate, incomplete or misleading, and Swedish Match having made public all information which should have been made public; and
7.Swedish Match not taking any action that is likely to impair the prerequisites for making or completing the Offer.
PMHH reserves the right to withdraw the Offer in the event that it is clear that any of the above conditions are not satisfied or cannot be satisfied. However, with regard to conditions 2 – 7 above, the Offer may only be withdrawn where the non-satisfaction of such condition is of material importance to PMHH's transaction with Swedish Match or if otherwise approved by the Swedish Securities Council (Sw. Aktiemarknadsnämnden).
PMHH reserves the right to waive, in whole or in part, one or more of the conditions set out above (including, with respect to condition 1 above, to complete the Offer at a lower level of acceptance).
Information about PMHH and PMI
PMHH is a Dutch private limited liability company (Besloten Vennootschap) with corporate registration number 20028955, with corporate seat and headquarters in Marconilaan 20, 4622RD, Bergen op Zoom, the Netherlands, indirectly wholly-owned by PMI. PMHH was incorporated on February 26, 1969. PMHH is a financial holding company.
PMI is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. PMI's current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor and oral nicotine products, which are sold in markets outside the U.S. Since 2008, PMI has invested more than USD 9 billion to develop, scientifically substantiate and commercialize innovative

13 Excluding any treasury shares held by Swedish Match (currently 4,285,810 shares).

smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. The U.S. Food and Drug Administration (FDA) has authorized the marketing of versions of PMI's IQOS Platform 1 devices and consumables as modified risk tobacco products (MRTPs), finding that exposure modification orders for these products are appropriate to promote the public health. As of March 31, 2022, PMI's smoke-free products were available for sale in 71 markets, and PMI estimates that approximately 12.7 million adults around the world, excluding Russia and Ukraine, had already switched to IQOS and stopped smoking. With a strong foundation and significant expertise in life sciences, in February 2021 PMI announced its ambition to expand into wellness and healthcare areas and deliver innovative products and solutions that aim to address unmet consumer and patient needs.

PMI is an American corporation, incorporated in Virginia and headquartered in New York City, in the United States of America. PMI's shares are traded on the New York Stock Exchange.

For more information, please visit www.pmi.com and www.pmiscience.com.
Financing of the Offer
The consideration payable in respect of the Offer is fully secured by funds which PMI has undertaken to contribute, directly or indirectly, to PMHH. PMI's undertaking to contribute funds is fully secured by funds available to PMI pursuant to debt financing committed to be provided by Bank of America and Citi on terms which are customary for the financing of public offers.
The above-mentioned undertaking from PMI and financing will provide PMHH with sufficient cash resources to satisfy in full the consideration payable in respect of the Offer and, accordingly, completion of the Offer is not subject to any financing condition.
Review of information in connection with the Offer
PMHH has been permitted by the board of directors of Swedish Match to carry out a limited confirmatory due diligence review of Swedish Match in connection with the preparation of the Offer. Except for the interim report for January – March 2022, which will be made public by Swedish Match on May 11, 2022, Swedish Match has informed PMHH that no inside information has been disclosed to PMHH during the process.
Approvals from authorities
The completion of the Offer is conditional upon, inter alia, all necessary regulatory, governmental or similar clearances, approvals, decisions and other actions from authorities or similar, including from competition authorities being obtained, in each case on terms which, in PMHH's opinion, are acceptable.
According to PMHH's assessment, the transaction will require customary merger control approvals (and foreign direct investment approvals) including in the European Union, the United States, and Brazil. PMHH has initiated the work on filings relevant for the transaction. PMHH expects relevant clearances to be obtained prior to the end of the acceptance period.
Statement from the Swedish Securities Council
The Swedish Securities Council has in its ruling AMN 2022:20 granted an exemption from Rule II.7 of the Takeover Rules for Nasdaq Stockholm (the "Takeover Rules") and allowed PMHH to set the initial acceptance period in the Offer to up to 15 weeks from publication of the offer document.
AMN 2022:20 will be available in its entirety on the Swedish Securities Council's website (www.aktiemarknadsnamnden.se).

Preliminary timetable14

Publication of the offer document	June 22, 2022
Acceptance period	June 23, 2022 – September 30, 2022
Commencement of settlement	Week of October 3, 2022
PMHH reserves the right to extend the acceptance period and, to the extent necessary and permissible, will do so in order for the acceptance period to cover applicable decision-making procedures at relevant authorities. PMHH also reserves the right to postpone the settlement date. PMHH will announce any extension of the acceptance period and/or postponement of the settlement date by a press release in accordance with applicable laws and regulations.
Compulsory redemption proceedings and delisting
As soon as possible after PMHH has acquired shares representing more than 90 percent of the total number of shares in Swedish Match15, PMHH intends to commence compulsory redemption proceedings under the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) to acquire all remaining shares in Swedish Match. In connection therewith, PMHH intends to promote delisting of Swedish Match's shares from Nasdaq Stockholm.
Applicable law and disputes
The Offer, as well as any agreements entered into between PMHH and the shareholders in Swedish Match as a result of the Offer, shall be governed and construed in accordance with substantive Swedish law. Any dispute regarding the Offer, or which arises in connection therewith, shall be settled exclusively by Swedish courts, and the Stockholm District Court (Sw. Stockholms tingsrätt) shall be the court of first instance.
The Takeover Rules and the Swedish Securities Council's statements and rulings regarding interpretation and application of the Takeover Rules are applicable to the Offer. PMHH has, in accordance with the Swedish Act on Public Takeovers on the Stock Market (Sw. lagen (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden), on May 10, 2022, undertaken to Nasdaq Stockholm AB ("Nasdaq") to fully comply with such rules and statements and to be subject to any sanctions that may be imposed by Nasdaq in event of a breach of the Takeover Rules. On May 11, 2022, PMHH informed the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) about the Offer and the above-mentioned undertaking towards Nasdaq.
Advisors
BofA Securities and Citigroup Global Markets Limited are acting as financial advisors to PMHH in connection with the Offer. Roschier Advokatbyrå (lead counsel), DLA Piper (international counsel), Clifford Chance, and Davis Polk & Wardwell are legal advisors to PMHH in connection with the Offer.

Philip Morris Holland Holdings B.V.
The board of directors

14 All dates are preliminary and may be subject to change.
15 Excluding any treasury shares held by Swedish Match (currently 4,285,810 shares).

For additional information, please contact:

Investor Relations:	Media:
New York: +1 (917) 663 2233	David Fraser
Lausanne: +41 (0)58 242 4666	Lausanne: +41 (0)58 242 4500
Email: InvestorRelations@pmi.com	Email: David.Fraser@pmi.com

For administrative questions regarding the Offer, please contact your bank or the nominee registered as holder of your shares.

The information was submitted for publication on May 11, 2022 at 7.30 a.m. (CEST).

Information about the Offer www.smokefree-offer.com
Important information
This press release has been published in Swedish and English. In the event of any discrepancy in content between the two language versions, the Swedish version shall prevail.
This announcement is not an offer, whether directly or indirectly, in Australia, Hong Kong, Japan, New Zealand or South Africa or in any other jurisdiction where such offer pursuant to legislation and regulations in such relevant jurisdiction would be prohibited by applicable law (each a "Restricted Jurisdiction").
The release, publication or distribution of this press release in or into jurisdictions other than Sweden may be restricted by law and therefore any persons who are subject to the laws and regulations of any jurisdiction other than Sweden should inform themselves about, and observe any applicable requirements. In particular, the ability of persons who are not resident in Sweden to accept the Offer may be affected by the laws and regulations of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws and regulations of any such jurisdiction. To the fullest extent permitted by applicable laws and regulations, the companies and persons involved in the Offer disclaim any responsibility or liability for the violation of such restrictions by any person.
This announcement has been prepared for the purpose of complying with Swedish law, the Takeover Rules and the Swedish Securities Council's rulings regarding interpretation and application of the Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this press release had been prepared in accordance with the laws and regulations of jurisdictions other than Sweden.
Unless otherwise determined by PMHH or required by Swedish law, the Takeover Rules and the Swedish Securities Council's rulings regarding interpretation and application of the Takeover Rules, and permitted by applicable law and regulation, the Offer will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction or any other jurisdiction where to do so would violate the laws and regulations in that jurisdiction and no person may accept the Offer by any use, means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction or any other jurisdiction where to do so would constitute a violation of the laws and regulations of that jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities. Accordingly, copies of this press release and any formal documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any other jurisdiction where to do so would constitute a violation of the laws and regulations of that jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction or any other jurisdiction where to do so would constitute a violation of the laws and regulations of that jurisdiction.
The availability of the Offer to shareholders of Swedish Match who are not resident in and citizens of Sweden may be affected by the laws and regulations of the relevant jurisdictions in which they are respectively located or of which they are citizens. Persons who are not resident in or citizens of Sweden should inform themselves of, and abide by, any applicable legal or regulatory requirements of their jurisdictions.
The Offer and the information and documents contained in this press release are not being made and have not been approved by an authorised person for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, the information and documents contained in this press release are not being distributed to, and must not be passed on to, the general public in the United Kingdom, unless an exemption applies. The communication of the information and documents contained in this press release is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is a communication by or on behalf of a body corporate which relates to a transaction to acquire day to day control of the affairs of a body corporate; or to acquire 50 percent or more of the voting shares in a body corporate, within article 62 of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

This press release contains statements relating to future status or circumstances, including statements regarding the success of the acquisition, future performance, growth and other trend projections and other benefits of the acquisition, that are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may generally, but not always, be identified by the use of words such as "anticipates", "intends", "expects", "believes", or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There can be no assurance that actual results will not differ materially from those expressed or implied by these forward-looking statements due to many factors, many of which are outside the control of PMI and PMHH. Any such forward-looking statements speak only as of the date on which they are made and PMI and PMHH have no obligation (and undertakes no such obligation) to update or revise any of them, whether as a result of new information, future events or otherwise, except for in accordance with applicable laws and regulations.
Merrill Lynch International (“BofA Securities”) and Citigroup Global Markets Limited ("Citi") (and/or any of its affiliates) which are authorised by the Prudential Regulation Authority (“PRA”) and regulated in the UK by the Financial Conduct Authority (“FCA”) and the PRA, are acting as financial advisers for PMHH and for no one else in connection with the Offer and will not be responsible to anyone other than PMHH for providing the protections afforded to their respective clients or for providing advice in connection with the Offer or any other matters referred to in this announcement. Neither BofA Securities, Citi, nor any of their respective affiliates, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of BofA Securities or Citi, respectively, in connection with this announcement, any statement contained herein, the Offer or otherwise.
Special notice to shareholders in the United States
The Offer described in this press release is made for the issued and outstanding shares of Swedish Match, a company incorporated under Swedish law, and is subject to Swedish disclosure and procedural requirements, which may be different from those of the United States. The Offer is made in the United States pursuant to Section 14(e) of the U.S. Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act") and Regulation 14E thereunder, to the extent applicable, and otherwise in compliance with the disclosure and procedural requirements of Swedish law, including with respect to withdrawal rights, the Offer timetable, notices of extensions, announcements of results, settlement procedures (including as regards to the time when payment of the consideration is rendered) and waivers of conditions, which may be different from requirements or customary practices in relation to U.S. domestic tender offers. The offeror’s ability to waive the conditions to the Offer (both during and after the end of the acceptance period) and the shareholders’ ability to withdraw their acceptances, may not be the same under a tender offer governed by Swedish law as under a tender offer governed by U.S. law. Holders of the shares of Swedish Match domiciled in the United States (the "U.S. Holders") are encouraged to consult with their own advisors regarding the Offer.
Swedish Match's financial statements and all financial information included herein, or any other documents relating to the Offer, have been or will be prepared in accordance with IFRS and may not be comparable to the financial statements or financial information of companies in the United States or other companies whose financial statements are prepared in accordance with U.S. generally accepted accounting principles. The Offer is made to the U.S. Holders on the same terms and conditions as those made to all other shareholders of Swedish Match to whom an offer is made. Any information documents, including the offer document, are being disseminated to U.S. Holders on a basis comparable to the method pursuant to which such documents are provided to Swedish Match's other shareholders.
The Offer, which is subject to Swedish law, is being made to the U.S. Holders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder. To the extent the Offer is subject to U.S. securities laws, those laws only apply to U.S. Holders and thus will not give rise to claims on the part of any other person. The U.S. Holders should consider that the price for the Offer is being paid in SEK and that no adjustment will be made based on any changes in the exchange rate.
It may be difficult for Swedish Match's shareholders to enforce their rights and any claims they may have arising under the U.S. federal or U.S. state securities laws in connection with the Offer, since Swedish Match and PMHH are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. Swedish Match's shareholders may not be able to sue Swedish Match or PMHH or their respective officers or directors in a non-U.S. court for violations of U.S. securities laws. Further, it may be difficult to compel Swedish Match or PMHH and/or their respective affiliates to subject themselves to the jurisdiction or judgment of a U.S. court.
To the extent permissible under applicable law or regulations, PMHH and its affiliates or its brokers and its brokers' affiliates (acting as agents for PMHH or its affiliates, as applicable) may from time to time and during the pendency of the Offer, and other than pursuant to the Offer, directly or indirectly purchase or arrange to purchase shares of Swedish Match outside the United States, or any securities that are convertible into, exchangeable for or exercisable for such shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, and information about such purchases will be disclosed by means of a press release or other means reasonably calculated to inform U.S. Holders of such information, to the extent required by applicable laws and regulations. In addition, the financial advisors to PMHH may also engage in ordinary course trading activities in securities of Swedish Match, which may include purchases or arrangements to purchase such securities as long as such purchases or arrangements comply with the applicable laws and regulations. Any information about such purchases will be announced in Swedish and in a non-prevailing English translation available to the U.S. Holders through relevant electronic media if, and to the extent, such announcement is required under applicable Swedish or U.S. law, rules or regulations.
The receipt of cash pursuant to the Offer by a U.S. Holder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each shareholder is urged to consult an independent professional adviser regarding the tax consequences of accepting the Offer. Neither PMHH nor any of its affiliates and their respective directors, officers, employees or agents or any other person acting on their behalf in connection with the Offer shall be responsible for any tax effects or liabilities resulting from acceptance of this Offer.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER, MADE ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE OFFER, MADE ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THIS PRESS RELEASE OR MADE ANY COMMENT ON WHETHER THE CONTENT IN THIS PRESS RELEASE IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.